Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form N-2 of SLR Senior Investment Corp. of our report dated March 1, 2022, with respect to the consolidated financial statements, which appears in the annual report on Form 10-K of SLR Senior Investment Corp. for the year ended December 31, 2021, and to the use of our report dated March 1, 2022 on the senior securities table included herein as an exhibit to the Form 10-K. We also consent to the reference to our firm under the heading “Controls and Procedures” in the Form 10-K.

/s/ KPMG LLP

New York, New York

March 1, 2022